Exhibit 99.1

Jazz Pharmaceuticals, Inc. Announces Third Quarter 2008 Financial Results

XYREM® Sales Reach Record $14.2 Million

Reductions Implemented in Commercial Organization

PALO ALTO, Calif., November 13, 2008 /PRNewswire-FirstCall/ — Jazz Pharmaceuticals, Inc. (Nasdaq: JAZZ) today announced financial results for the quarter ended September 30, 2008.

Product revenues for the quarter ended September 30, 2008 were $17.0 million, compared to $13.4 million for the quarter ended September 30, 2007. XYREM® (sodium oxybate oral solution) net sales for the third quarter of 2008 increased 48 percent to $14.2 million, compared with $9.6 million for the third quarter of 2007. Net sales of LUVOX CR® (fluvoxamine maleate) were $2.0 million for the quarter ended September 30, 2008.

“XYREM sales have grown significantly throughout 2008, bolstered by our targeted patient and physician education programs to raise awareness of narcolepsy,” said Robert Myers, President. “Although LUVOX CR prescriptions have increased steadily since launch earlier this year, sales to date have fallen short of our expectations, and we have made the difficult decision to reduce the size of our sales force.”

On November 12, Jazz Pharmaceuticals implemented a reduction of 67 positions, mostly in the sales force. The company expects to record a charge of approximately $1.6 million related to the reduction in the fourth quarter of 2008.

Cost of product sales for the quarter ended September 30, 2008 was $5.5 million, which included a charge of approximately $3.0 million related to LUVOX CR inventory which we determined to be in excess of our forecasted needs.

Research and development expenses for the third quarter of 2008 were $12.1 million, compared to $21.9 million in the second quarter of 2008 and $17.0 million in the third quarter of 2007. Decreased expenses compared to the second quarter of 2008 primarily reflected reduced spending on the company’s development product candidates, other than JZP-6, and on research and development personnel. In June 2008, Jazz Pharmaceuticals announced delays in the advancement of certain clinical programs until development partners or additional sources of funding for these programs are obtained, along with reductions in its R&D and administrative staff.

“During the third quarter, we continued to make rapid progress in our JZP-6 development program in fibromyalgia,” said Samuel Saks, M.D., Chief Executive Officer. “Patient dosing was completed in the first of two pivotal Phase III trials of JZP-6, and we anticipate announcing preliminary data from that trial within the next few weeks. Enrollment in the second JZP-6 Phase III trial is more than 90 percent complete, and, if we obtain positive data from both Phase III trials, we expect to file a New Drug Application with the FDA by the end of 2009.”

Selling, general and administrative expenses for the third quarter of 2008 were $24.3 million, compared to $34.1 million in the second quarter of 2008 and $18.1 million for the third quarter of 2007. The decrease compared to the second quarter of 2008 was primarily due to lower spending levels in connection with the promotion of LUVOX CR.

Net loss for the third quarter of 2008 was $28.8 million, compared to $51.9 million in the second quarter of 2008 and $19.4 million in the third quarter of 2007. The cash, cash equivalents and marketable securities balance was $52.9 million as of September 30, 2008.

Recent Events

•

In October 2008, Jazz Pharmaceuticals and Solvay Pharmaceuticals, Inc. amended their LUVOX CR license agreement to modify the schedule of milestone payments owed to Solvay. Under the amendment, a $10.5 million milestone payment previously due to Solvay on September 30, 2008 was replaced by three payments of $3.5 million each, due in October, November and December of 2008. A $10.5 million milestone payment previously due to Solvay on December 31, 2008 has been replaced by nine payments of $1.17 million each, due monthly from January through September 2009.

•	In September 2008, Jazz Pharmaceuticals announced that patient participation was complete in the first of two Phase III clinical trials of JZP-6 for fibromyalgia.

•

In August 2008, enrollment was completed in a Phase II double-blind, placebo-controlled clinical trial of KEY-10 (sodium oxybate) in 19 patients for the treatment of essential tremor. Results from this trial are expected to be announced in the first quarter of 2009.

•	In August 2008, Jazz Pharmaceuticals received a cash payment of approximately $5.8 million in connection with the sale of its rights to Antizol® and Antizol-Vet® to Paladin Labs.

•	In July 2008, Jazz Pharmaceuticals raised approximately $24.5 million, net of issuance costs, through a registered direct public offering of units consisting of common stock and warrants.

•

In July 2008, Jazz Pharmaceuticals received a $10.0 million payment from UCB Pharma Limited, in lieu of a $7.5 million milestone payment, as a result of an amendment to the XYREM license and distribution agreement between the companies. Under certain circumstances, $2.5 million of the $10.0 million payment may be creditable against future royalties otherwise due to Jazz Pharmaceuticals.

Jazz Pharmaceuticals will host an investor conference call and live audio webcast to discuss its financial results and financial guidance and provide an update on its commercial and development activities on November 13, 2008 commencing at 8:30 a.m. Eastern Time/5:30 a.m. Pacific Time. The live webcast may be accessed on Jazz Pharmaceuticals’ website at www.JazzPharmaceuticals.com. Please connect to the website prior to the start of the conference call to ensure adequate time for any software downloads that may be necessary. An archived version of the webcast will be available through November 27, 2008. Investors may participate in the conference call by dialing 866-825-3308 in the U.S., or 617-213-8062 outside the U.S., and entering passcode 82730571. A replay of this call will be available until November 27, 2008 at 888-286-8010 or 617-801-6888 (international), using the passcode 10707678.

About Jazz Pharmaceuticals, Inc.

Jazz Pharmaceuticals is a specialty pharmaceutical company focused on identifying, developing and commercializing innovative products to meet unmet medical needs in neurology and psychiatry. For further information see www.JazzPharmaceuticals.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements, including, but not limited to, statements related to the continued development of Jazz Pharmaceuticals’ JZP-6 and KEY-10 product candidates for the treatment of fibromyalgia and essential tremor, respectively, and the timing of the release of clinical results related thereto, the timing of the submission of a New Drug Application to the U.S. Food and Drug Administration for JZP-6, delays in the advancement of certain clinical programs until development partners or additional sources of funding are obtained, and the estimated charge Jazz Pharmaceuticals expects to record in connection with the November 2008 workforce reduction. These forward-looking statements are based on the company’s current expectations and inherently involve significant risks and uncertainties. Jazz Pharmaceuticals’ actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the clinical trials of Jazz Pharmaceuticals’ JZP-6 and KEY-10 product candidates, including the risk that clinical trial results may require Jazz Pharmaceuticals to discontinue development of these product candidates, risks related to Jazz Pharmaceuticals’ ability to obtain additional funds sufficient to support its operations, including the risk that Jazz Pharmaceuticals may not be able to raise such funds if the results from the first JZP-6 Phase III clinical trial are unfavorable, risks related to Jazz Pharmaceuticals’ ability to complete development partnerships, risks related to Jazz Pharmaceuticals’ reliance on third parties to conduct the clinical trials for its product candidates, and risks that regulatory filings may not be made, or may be delayed, and that products may not be approved for marketing by regulatory authorities. These and other risk factors are discussed under “Risk Factors” in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 filed by Jazz Pharmaceuticals with the Securities and Exchange Commission on August 11, 2008. In addition, Jazz Pharmaceuticals’ costs in connection with the November 2008 workforce reduction may be greater than anticipated and such workforce reduction and any future workforce and expense reductions may have an adverse impact on Jazz Pharmaceuticals’ commercial and development activities. Jazz Pharmaceuticals undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

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JAZZ PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues:
Product sales, net	$17,022	$13,436	$45,757	$38,676
Royalties, net	440	253	1,308	824
Contract revenues	284	7,785	854	10,326

Total revenues	17,746	21,474	47,919	49,826

Operating expenses:
Cost of product sales (excluding amortization of acquired developed technology)	5,525	1,938	10,619	5,620
Research and development	12,149	16,978	55,274	49,252
Selling, general and administrative	24,329	18,069	91,218	50,583
Amortization of intangible assets	3,487	2,287	9,454	6,936
Provision for government settlement	—	—	—	17,469

Total operating expenses	45,490	39,272	166,565	129,860

Loss from operations	(27,744)	(17,798)	(118,646)	(80,034)

Interest income	353	1,969	1,700	4,360
Interest expense	(5,355)	(3,511)	(14,377)	(10,093)
Other (expense) income, net	19	(19)	6	1,816
Gain on sale of product rights	3,918	—	3,918	5,145

Net loss	$(28,809)	$(19,359)	$(127,399)	$(78,806)

Net loss per share, basic and diluted	$(1.07)	$(0.82)	$(5.12)	$(7.50)

Weighted-average common shares used in computing net loss per share, basic and diluted	26,994	23,671	24,873	10,505

JAZZ PHARMACEUTICALS, INC. SUMMARY OF PRODUCT SALES, NET (In thousands) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Xyrem	$14,234	$9,646	$37,980	$27,898
Antizol	831	3,790	5,106	10,413
Luvox CR	1,957	—	2,671	—
Cystadane	—	—	—	365

Total	$17,022	$13,436	$45,757	$38,676

JAZZ PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands) (Unaudited)

	September 30, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$49,907	$102,945
Restricted cash	1,998	1,939
Marketable securities	999	—
Accounts receivable	6,686	5,389
Inventories	6,264	2,213
Prepaid expenses	3,114	3,224
Other current assets	736	381

Total current assets	69,704	116,091
Property and equipment, net	3,708	3,941
Intangible assets, net	65,663	36,040
Goodwill	38,213	38,213
Long-term restricted cash and investments	—	12,000
Other long-term assets	2,505	1,269

Total assets	$179,793	$207,554

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Line of credit	$3,265	$3,459
Accounts payable	6,614	2,856
Accrued liabilities	23,161	29,047
Purchased product rights liability	21,000	—
Deferred revenue	12,400	1,494

Total current liabilities	66,440	36,856

Non-current portion of deferred revenue	11,614	12,468
Liability under government settlement	13,063	14,881
Senior secured notes	113,614	75,116
Common stock subject to repurchase	13,241	13,241

Stockholders’ equity (deficit)	(38,179)	54,992

Total liabilities and stockholders’ equity (deficit)	$179,793	$207,554

Contacts:

BCC Partners on behalf of Jazz Pharmaceuticals, Inc.

Karen L. Bergman, 650-575-1509

Michelle Corral, 415-794-8662

Jazz Pharmaceuticals, Inc.

Matthew Fust, Chief Financial Officer

650-496-2800

investorinfo@jazzpharmaceuticals.com